                                                                  RULE 424(B)(3)
                                               REGISTRATION STATEMENT 333-109146

                              PROSPECTUS SUPPLEMENT

                              DATED AUGUST 19, 2004

                                       TO

                       PROSPECTUS DATED DECEMBER 18, 2003

                     ---------------------------------------

                              EMPIRE RESORTS, INC.

                     ---------------------------------------

          This Prospectus  Supplement,  dated August 19, 2004  ("Supplement  No.
5"),  supplements that certain Prospectus dated December 18, 2003 (the "Original
Prospectus"), as supplemented by those certain Prospectus Supplements dated June
17,  2004,  June 18,  2004,  June 28, 2004 and July 9, 2004  (together  with the
Original  Prospectus,  the  "Prospectus") and should be read in conjunction with the Prospectus.

                              SELLING SHAREHOLDERS

            The following updates the table under the section entitled "Selling
Shareholders" of the Prospectus with respect to the shareholders listed on the table below, to account for sales and transfers of shares listed in such table that Empire Resorts is aware of since the date of the Prospectus. Such transactions are as follows:

               o    On August 19, 2004  Entertainment  City LLC  transferred  by gift  100,000  shares of common  stock of Empire  Resorts to
                    Joseph E. Bernstein, an affiliate of Empire Resorts;

               o    On August 19, 2004 Israel Golf  Resorts LLC  transferred  by gift  50,000  shares of common  stock of Empire  Resorts  to
                    Joseph E. Bernstein, an affiliate of Empire Resorts;

               o    On July 12,  2004,  the Rudolf  Steiner  School  sold 20,000 shares of common stock of Empire Resorts in accordance  with the Prospectus' Plan of Distribution;

               o    On July 16,  2004,  Convent of the  Sacred  Heart sold 1,000 shares of common stock of Empire Resorts in accordance  with the Prospectus' Plan of Distribution;

               o    On July 13,  2004,  Phillip  Carter  sold  50,000  shares of common  stock  of  Empire  Resorts  in  accordance  with the
                    Prospectus' Plan of Distribution;

               o    on July 8, 2004,  Monticello  Realty  sold  5,000  shares of common  stock  of  Empire  Resorts  in  accordance  with the
                    Prospectus' Plan of Distribution;

               o    on July 14, 2004,  Monticello  Realty sold 40,000  shares of common  stock  of  Empire  Resorts  in  accordance  with the
                    Prospectus' Plan of Distribution;

               o    on July 27,  2004,  Monticello  Realty sold 4,940  shares of common  stock  of  Empire  Resorts  in  accordance  with the
                    Prospectus' Plan of Distribution; and

               o    on July 29,  2004,  Monticello  Realty sold 5,000  shares of common  stock  of  Empire  Resorts  in  accordance  with the
                    Prospectus' Plan of Distribution.

          The  table,  therefore,  is  amended as follows in order to (i) remove
          Entertainment  City,  LLC,  Israel Golf Resorts,  LLC,  Rudolf Steiner
          School and  Convent of the Sacred  Heart as Selling  Stockholders  and
          (ii) update the holdings of Joseph E.  Bernstein,  Phillip  Carter and
          Monticello Realty:

                                                                  Shares of Empire Resorts'
                           Shares of Empire                           Common Stock to be
                            Resorts' Common    Shares of Empire    Owned after the Offering
   Name of                   Stock Owned          Resorts'         -------------------------
  Selling                  Immediately Prior   Common Stock
 Stockholder                to the Offering    to be Offered       Amount          Percent
 -----------                ---------------    -------------       ------          -------

Joseph E.
Bernstein                     2,316,143(1)      2,192,643           123,500          *

Phillip Carter                  284,429           284,429              --            --

Monticello
Realty                        1,524,728         1,524,728              --            --

(1)  Includes  2,192,643  shares of common  stock  owned  directly  by Joseph E.
     Bernstein,  options that are  currently  exercisable  into 25,000 shares of common  stock and 98,500  shares of common stock held in the name Joseph E.
     Bernstein on behalf of the JB Trust, in which Mr. Bernstein's mother, Helen
     Bernstein,  is sole  trustee  and Mr.  Bernstein's  children  are  ultimate beneficiaries.

(2)  Includes  options  that are  currently  exercisable  into 25,000  shares of common  stock and 98,500  shares of common stock held in the name Joseph E.
     Bernstein on behalf of the JB Trust, in which Mr. Bernstein's mother, Helen
     Bernstein,  is sole  trustee  and Mr.  Bernstein's  children  are  ultimate beneficiaries.

     All  provisions  of  the  Prospectus  not  specifically   amended  by  this
Supplement No. 5 remain in full force and effect.

     Please insert this  Supplement  No. 5 into your  Prospectus and retain both this Supplement No. 5 and the Prospectus for future reference. If you would like to receive a copy of the Prospectus,  as  supplemented to date,  please write to
Empire Resorts' Corporate Secretary at c/o Monticello  Raceway,  Route 17B, P.O.
Box 5013, Monticello, New York 12701 or call (845) 794-4100.

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